EXHIBIT 99.1

CONTACTS:	NEWS RELEASE

Media Relations:	Investor Relations:
Norma F. Dunn	Andre Walker
713-830-8883	713-830-8775
norma.dunn@calpine.com	andrew@calpine.com

Calpine Completes Acquisition of Conectiv Energy Fleet
19 Power Plants Provide Scale in PJM Region, Complement Clean Portfolio

(HOUSTON, Texas) – July 1, 2010 – Calpine Corporation (NYSE:CPN) today completed the acquisition of Conectiv Energy from Pepco Holdings Inc. for $1.63 billion after adjustments.  The acquisition includes Conectiv’s electric generation business consisting of 19 power plants, including one under construction, with a total generating capacity of 4,490 megawatts (MW) located in five Mid-Atlantic states in the PJM market.

Strategic Transaction

“This acquisition marks an important strategic milestone for Calpine by allowing us to establish a critical foothold in PJM, one of the nation’s most robustly competitive power markets,” said Jack Fusco, President and CEO of Calpine. “In addition to the immediate benefit of capacity and energy revenue from the fleet, the acquisition presents imbedded growth opportunities in PJM, the ability to increase dispatch of our gas-fired generation as the older coal plants in PJM are forced to retire, and further diversifies geographic and weather risk across our fleet.  Importantly for our investors, this transaction is Adjusted EBITDA and Adjusted Free Cash Flow accretive, thereby meeting our commitment to financially disciplined growth.”

The transaction includes existing forward capacity and energy sales commitments as well as a six-year tolling agreement with Constellation Power for the plant under construction.  The acquisition excludes Conectiv’s trading book, load-serving auction obligations, off-site environmental liabilities and pre-close pension liabilities.

The two largest plants in the fleet are located in EMACC, the eastern region of PJM.  The PJM-EMACC capacity auction, conducted after Calpine had committed to purchase Conectiv, cleared above the generally expected capacity price level, validating the locational value of these plants.

Complementary Technology and Conversion of Coal-fired Plants to Natural Gas

Calpine will use natural gas as the primary fuel source for the Conectiv fleet, including two plants that were previously fueled by coal.  The fleet includes four late-model, natural gas-fired combined-cycle blocks at two sites with total generation capacity of 2,260 MW, as well as a 565-MW, natural-gas fired, single-block combined-cycle plant under construction and expected to be completed in 2011.

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Calpine Completes Acquisition of Conectiv Energy Fleet

July 1, 2010

“We steadfastly maintain the view that natural gas-fired and renewable generation are the core drivers of this country’s clean energy future,” Fusco said. “The addition of this primarily natural gas-fired fleet is consistent with our business model based on that premise.  In this regard, we are pleased to reiterate our intent to fully convert the two coal plants in the fleet to operate on natural gas.”

Skilled Work Force

Approximately 200 former Conectiv employees, located primarily at the plant sites and in engineering and other support functions, will join Calpine.  Calpine will establish a regional headquarters in Wilmington, Del.

“I would like to welcome the new employees who join a talented Calpine team.  I am confident their skills and expertise will help us make this a successful transaction,” Fusco added.  “I also would like to acknowledge the hard work of the teams from both sides who have capably brought this transaction to a rapid close and in good shape for the ownership transition.”

Financing

The purchase was financed through a combination of corporate cash and a $1.4 billion credit agreement entered into by New Development Holdings LLC, a wholly owned Calpine subsidiary.  The agreement consists of a $1.3 billion amortizing, seven-year senior secured term facility and a $100 million, three-year senior secured revolving credit facility.

About Calpine

Founded in 1984, Calpine Corporation is a major U.S. power company, currently capable of delivering nearly 29,000 megawatts of clean, cost-effective, reliable and fuel-efficient power from its 93 operating plants to customers and communities in 21 U.S. states and Canada.  Calpine Corporation is committed to helping meet the needs of an economy that demands more and cleaner sources of electricity.  Calpine owns, leases and operates low-carbon, natural gas-fired and renewable geothermal power plants.  Using advanced technologies, Calpine generates power in a reliable and environmentally responsible manner for the customers and communities it serves.  Please visit our website at www.calpine.com for more information.

Forward-Looking Information

In addition to historical information, this release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Words such as “believe,” “intend,” “expect,” “anticipate,” “plan,” “may,” “will” and similar expressions identify forward-looking statements. Such statements include, among others, those concerning expected financial performance and strategic and operational plans, as well as assumptions, expectations, predictions, intentions or beliefs about future events. You are cautioned that any such forward-looking statements are not guarantees of future performance and that a number of risks and uncertainties could cause actual

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Calpine Completes Acquisition of Conectiv Energy Fleet

results to differ materially from those anticipated in the forward-looking statements. Please see the risks identified in this release or in Calpine’s reports and registration statements filed with the Securities and Exchange Commission, including, without limitation, the risk factors identified in its Annual Report on Form 10-K for the year ended Dec. 31, 2009, and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2010.  These filings are available by visiting the Securities and Exchange Commission’s website at www.sec.gov or Calpine’s website at www.calpine.com. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and Calpine undertakes no obligation to update any such statements.

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